Exhibit 99.2

Pixelworks, Inc. 2Q 2023 Conference Call
Tuesday, August 8, 2023

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2023 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the second quarter of 2023.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, August 8, 2023. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2022, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett, and good afternoon and welcome to all of you joining us on today’s call.
As reported in today's press release, our top- and bottom-line results for the quarter were within guidance and reflected the rebound from a uniquely challenging first quarter. Our 37% sequential revenue growth in the second quarter was primarily driven by increased shipments of our mobile ICs, resulting in mobile revenue more than doubling and reaching a record 50% of total revenue. Combined with a moderate sequential increase in home and enterprise attributable to stabilization in the projector market, Q2 marked the end of the smartphone inventory correction for Pixelworks which gives us confidence in resuming our growth trajectory.

Before jumping into commentary on our end markets, I believe it would be helpful to first provide some brief, high-level perspective on what we’re generally expecting in terms of the rest of the year. First, we believe our sequential revenue growth in Q2 was not a one-quarter event, even though it was coming off an unusually low base in the first quarter. We expect continued sequential growth in mobile for the balance of the year. Looking at our internal forecast for the second half of the year, which today is largely booked, we also anticipate mobile revenue to reflect significant top-line growth over the first half of 2023.
With that as background context, I’ll start with a review of our mobile business. As widely reported, many component suppliers that sell into the smartphone market are continuing to experience weaker demand as distributors and smartphone OEMs continue to work-down previously overbuilt inventories. This combined with a more sluggish recovery than expected in end demand has contributed to prolonged market weakness, with the prevailing consensus suggesting that the current inventory correction in the smartphone supply chain will likely extend into next year.
As reflected by the sequential increase in mobile revenue for the second quarter and our current expectation for continued sequential growth in the second half, the trend we are experiencing is meaningfully different than those of the broader smartphone market.
While Pixelworks certainly experienced the impact from a correction of mobile inventory during the 4th quarter of last year and first quarter of this year since April we’ve effectively been completely clear on inventory of our mobile ICs both within the channel and held by current customers. In fact, and as mentioned on our prior call, we experienced multiple instances of Mobile OEM customers requesting upside orders due to better than anticipated sell-through on several smartphone models incorporating our X5 and X7 visual processor ICs. This has continued into the current quarter as many of the programs we are participating on have experienced upside demand post launch.
In addition to closely managing inventories, we’ve sustained our aggressive mobile product and ecosystem development efforts throughout the downturn. A significant portion of these efforts have been centered around cultivating and leveraging a robust mobile gaming ecosystem. Our team has and continues to execute well on this strategy, and our growth in an otherwise weak demand environment is evidence that our mobile strategy is working.
In July, we expanded upon our existing mobile ecosystem initiatives with the announcement and formal introduction of Pixelworks’ IRX Gaming Experience branding. In a first for Pixelworks, our new IRX Gaming Experience brand directly targets smartphone end users. The brand itself is underpinned by Pixelworks’ extensive portfolio of proprietary mobile visual processing solutions coupled together with our unique and in-depth gaming tuning services. In conjunction with the IRX brand, we are also establishing a supporting IRX certification program that will comprise both a mobile device incorporating Pixelworks’ mobile visual processor as well as a certified list of top mobile games that meet our minimum visual quality performance standards after tuning these games for play on IRX certified smartphones.
Concurrent with the launch of the IRX Gaming Experience brand, we published the initial pre-certified list of 20 top mobile games, which we will continue to expand over time. We are also engaged with multiple mobile OEMs to incorporate IRX device certification on their next-gen models. In advance of the phone officially being launched, at a press briefing held last week the Redmi K60 Ultra smartphone was pre-announced in collaboration with MediaTek, Xiaomi and Pixelworks Shanghai. This announcement with our fourth tier-one mobile customer, Xiaomi, also revealed that the Redmi K60 Ultra smartphone will be the first-ever IRX certified phone when it is officially launched later this month. Also last week Oppo affiliate OnePlus previewed the scheduled launch of its OnePlus Ace2 Pro flagship smartphone, reminding consumers of OnePlus’ groundbreaking, multiyear partnership with Pixelworks and featuring simultaneous super frame rate and super-resolution functionality enabled by Pixelworks’ X7 visual processor.
As additional mobile games and devices are certified, we believe the IRX Gaming Experience will contribute to higher consistency and quality mobile gaming for end users while also bringing increased consumer awareness to Pixelworks and our content and OEM partners.
Turning to a brief update on our TrueCut Motion platform. TrueCut Motion has now been established as THE only commercially validated, scalable, and Filmmaker endorsed, end-to-end solution for creating and delivering a premium experience through cinematic high frame rate content.
Today, though most of us are accustomed to new technology seemingly being adopted and proliferating overnight – the professional film industry is different. Despite all the technological advancements, including most device display systems capable of high frame rate and high-resolution output, Hollywood-centric content production has continued to utilize 24 frames per second since the early commercialization of motion pictures. While there are multiple reasons behind the historical aversion to embracing higher frame rates, there is growing evidence that adoption of higher frame rates is necessary to deliver high resolution, HDR content without artifacts.

Most prominently, the future of motion pictures was foreshadowed by the theatrical release of James Cameron’s Avatar, The Way of Water, as well as the re-releases of Avatar and Titanic – all three of which were released globally to theaters in 4K HDR and featured cinematic high frame rate enabled by Pixelworks’ TrueCut Motion platform. The box office success of these three titles instilled a new motivation among multiple industry participants to not only accept change, but also pivot towards increased releases of premium large format content.
Specific to Pixelworks and our TrueCut Motion platform, we believe that we are making significant progress toward broader commercialization. I want to reemphasize that TrueCut Motion is a full ecosystem play, and the opportunity for Truecut Motion is bigger than any one customer or partner announcement. We do however expect that we will be making additional announcements before year-end that will serve as tangible proof-points of TrueCut Motion’s value proposition and continued adoption.
Continuing with an update on our Home and Enterprise business, which now predominantly consists of visual processor SoCs for the digital projector market. Revenue was up sequentially over the first quarter, however continued to reflect subdued orders from projector OEMs in response to macro-related uncertainty and softer end market demand, particularly in China. Additionally, our largest projector OEM customer is still working to normalize their internal inventories and lead-times following the prolonged period of supply chain constraints and demand imbalances.
With that said, order patterns have stabilized in recent months, and we currently expect a slow recovery in customer demand during the second half as the ongoing inventory correction continues to run its course. During the second quarter we delivered initial samples of our next-generation SoC as part of our co-development project with our largest projector customer. As a result, we recognized an anticipated milestone payment as an R&D credit that reduced total OpEx for the quarter, and we continue to expect this new SoC to achieve volume production and contribute to overall revenue growth beginning in 2024.
Finally, an update on the progress related to our Pixelworks Shanghai subsidiary and status of our progress towards a listing on the STAR exchange. As briefly highlighted on our last call, we’ve retained CITIC Securities, as our advisor and sponsor to support Pixelworks Shanghai throughout the application and underwriting process. During the quarter we submitted the application to formally begin the tutoring process, which is now well underway. The tutoring process is a prerequisite for any company seeking to apply for a new listing and is anticipated to take roughly three-to-four months. The team is concurrently compiling a draft of the prospectus and supporting the associated multi-year audit for the subsidiary. I’m very pleased with our continued preparation and advancement toward a local listing, and today we remain on track to formally file before year-end.
In conclusion, I continue to be inspired with our team’s execution of our strategic initiatives and our renewed growth and momentum in mobile in spite of the current environment. Although the ultimate recovery in end market demand specifically in China is slower than most had anticipated, we are optimistic about our positioning and growth prospects for the second half of the year. Specific to the third quarter, we are fully booked to achieve sequential top-line growth coupled with expected improvement in gross margins as the projector market continues to gradually recover and we further ramp mobile shipments in support of customers’ upcoming launches of new smartphone models.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the third quarter.
Haley Aman
Thank you, Todd.
Revenue for the second quarter of 2023 increased 37% sequentially to $13.6 million, from $10.0 million in the first quarter, and was lower compared to $19.1 million in second quarter of 2022. The sequential revenue growth in the second quarter was primarily driven by increased shipments into the mobile market.
The breakdown of revenue in the second quarter was as follows:
•Revenue from Mobile increased by over 100% sequentially to approximately $6.9 million, which represented a record 50% of total revenue in the quarter.
•Home and Enterprise revenue was approximately $6.7 million, reflecting a small sequential increase compared to the prior quarter. Within Home and Enterprise, sales into the Projector end market continued to represent approximately 90% of this business during the second quarter.

Non-GAAP gross profit margin was 40.5% in the second quarter of 2023, compared to 44.1% in the first quarter of 2023, and 49.3% in the second quarter of 2022. As discussed last quarter, the lower gross margin level in the second quarter reflected not only the shift in product mix toward mobile, but also previous increases in cost of materials that we chose not to immediately pass through to customers. Beginning in the third quarter, we have begun passing through a portion of the higher cost of materials to customers. As a result, we believe the second quarter marked the bottom for corporate gross margin, and expect to realize incremental improvement in gross margin starting in the second half of this year.
Non-GAAP operating expenses were $10.7 million in the second quarter, compared to $13.6 million in the prior quarter and $12.9 million in the second quarter of 2022. During the second quarter, we achieved another anticipated milestone related to our co-development agreement resulting in a $1.9 million credit to R&D, which contributed to our reduced total operating expenses for the second quarter.
On a non-GAAP basis, second quarter 2023 net loss was $4.8 million, or a loss of ($0.09) cent per share, compared to a net loss of approximately $8.2, or a loss of ($0.15) cents per share, in the prior quarter, and a net loss of $3.3 million, or a loss of ($0.06) cents per share, in the year ago quarter.
Adjusted EBITDA for the second quarter of 2023 was a negative $4.0 million, compared to a negative $7.8 million last quarter and a negative $2.4 million in the second quarter of 2022.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $54.5 million and the Company continued to have no outstanding debt.
Shifting to our current expectations and guidance for the third quarter of 2023.
Based on current order trends and backlog, we anticipate third quarter total revenue to be in a range of between $15.0 million and $17.0 million. At the midpoint of this range, total revenue would represent an increase of approximately 17% over the second quarter, driven by expected sequential growth in both our mobile and home and enterprise end markets during the third quarter.
In terms of gross profit margin. As discussed in my earlier remarks, we’ve recently begun passing through incrementally higher material costs to our customers. This, combined with higher unit volumes and increased overhead absorption from higher total revenue, we expect to drive a steady expansion of gross margin over the course of the next several quarters. Specific to the third quarter, we expect non-GAAP gross profit margin to be between 42% and 44%.
We expect operating expenses in the third quarter to range between $13 million and $14 million on a non-GAAP basis. Keep in mind that operating expenses in the second quarter had the benefit of a milestone credit to R&D, and we do not expect a credit associated with the co-development agreement during the third quarter.
Lastly, we expect third quarter non-GAAP EPS to range between a loss of ($0.13) cents per share and a loss of ($0.09) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.